CA REPORTS SECOND QUARTER 2008 RESULTS
•	Revenue Up 8 Percent

•	GAAP EPS Increases from $0.09 to $0.26

•	Company Updates Full Year Outlook
ISLANDIA, N.Y., Nov. 1, 2007 – CA, Inc. (NYSE:CA), one of the world’s largest management software companies, today announced results for its second quarter fiscal year 2008, which ended Sept. 30, 2007.
Financial Information Overview

(in millions,
except share
data)	Q2FY08	Q2FY07	Change
Revenue	$1,067	$987	8%
GAAP Diluted EPS from continuing operations	$0.26	$0.09	189%
GAAP Income from continuing operations	$137	$54	154%
GAAP Cash Flow from continuing operations	$193	$6	nm
Non-GAAP Diluted EPS*	$0.32	$0.26	23%

*	A reconciliation of each non-GAAP financial measure referenced in this press release to its most directly comparable GAAP financial measure is included in the tables following this news release.
“This marks CA’s fourth consecutive quarter of solid performance. We made another significant advancement toward our goal of transforming CA into one of the world’s leading software providers,” said John Swainson, CA’s president and chief executive officer. “The world’s largest and most sophisticated IT users are coming to us to help them govern, manage and secure their IT infrastructures using CA software.”
“We are seeing real excitement from these customers as they see how CA’s products and services can help them manage the cost of IT, improve its efficiency and security, and allow them to ensure that their IT investments are aligned with their business strategy. We will continue to invest in software technology that does this, even as we improve our internal processes and sales and marketing efficiency. All of this gives us confidence that our Enterprise IT Management strategy is right on track, and that we are also on track to meet our financial objectives,” he concluded.

Second Quarter Results
Total revenue for the second quarter was $1.067 billion, an increase of 8 percent, or 5 percent in constant currency, compared to $987 million reported in the comparable prior year period.
For the first half of fiscal 2008, total revenue was $2.092 billion, up 8 percent or 5 percent in constant currency over the first half of fiscal 2007.
Total North American revenue was up 5 percent in the second quarter while revenue from international operations was up 12 percent, or 5 percent on a constant currency basis, compared to the same period last year.
Total product and services bookings in the second quarter were $1.007 billion, an increase of 46 percent over the $690 million reported in the comparable prior year period. The increase in bookings was driven primarily by an increase in the number of large contracts which were renewed in the quarter, as well as an increase in contract length. During the quarter, the Company renewed 16 license agreements greater than $10 million, totaling $334 million, compared to 6 such deals, totaling $113 million, in the prior year period. The weighted average duration of new direct bookings in the second quarter was 3.17 years, compared to 2.98 years in the prior year’s second quarter.
For the first half of fiscal 2008, total product and services bookings were $1.841 billion, up 47 percent from the $1.252 billion reported in the first half of fiscal 2007. The Company expects total product and services bookings growth for the full fiscal year to be in the low double digits.
Total expenses, before interest and income taxes, for the second quarter were $823 million, a decrease of 9 percent, or 11 percent in constant currency, compared to $907 million in the prior year period. The second quarter was positively affected by a decrease in amortization of capitalized software and lower restructuring expenses from the comparable quarter last year. In the second quarter, GAAP operating income was $244 million, representing an operating margin of 23 percent, a 15 percentage point improvement from the prior year period.
Total expenses, before interest and income taxes, for the first half were $1.637 billion, a decrease of 9 percent, or 11 percent in constant currency, compared to the $1.805 billion reported in the first half of fiscal 2007.
On a non-GAAP basis, which excludes purchased software and intangibles amortization and restructuring and other costs, the Company reported second quarter operating expenses of $779 million, up 3 percent from the $756 million reported in the prior year period. Excluding the negative impact of currency, operating expenses were flat year-over-year. In the second quarter, non-GAAP operating income was $288 million, representing a non-GAAP operating margin of 27 percent, a 4 percentage point improvement from the prior year period.

For the first half of fiscal 2008, non-GAAP operating expenses were $1.548 billion, virtually flat and down 2 percent in constant currency from the $1.539 billion reported in the same period in fiscal 2007.
The Company recorded GAAP income from continuing operations of $137 million for the second quarter, or $0.26 per diluted common share, compared to $54 million, or $0.09 per diluted common share, in the prior year period. This improvement is a result of higher revenue and the decrease in amortization of software costs described above.
For the first half of 2008, GAAP income from continuing operations was $266 million, or $0.49 per diluted common share, up from the $89 million, or $0.15 per diluted common share, reported in the same period in fiscal year 2007.
The Company recorded non-GAAP income from continuing operations of $173 million for the second quarter, or $0.32 per diluted common share, compared to $153 million, or $0.26 per diluted common share, reported a year earlier. For the first half of 2008, non-GAAP income from continuing operations was $332 million, up 29 percent from the first half of fiscal 2007, while non-GAAP earnings per diluted common share were $0.61 in the first half of fiscal 2008, an increase of $0.17, or 39 percent, over the $0.44 reported in the same period in fiscal 2007.
For the second quarter of fiscal year 2008, CA reported cash flow from operations of $193 million, compared to $6 million in cash flow from operations in the second quarter of fiscal year 2007. For the first half, CA reported $180 million in cash flow from operations, an improvement of $220 million from the first half of fiscal 2007.
Capital Structure
The balance of cash, cash equivalents and marketable securities at Sept. 30, 2007, was $1.890 billion. With $2.578 billion in total debt outstanding, the Company has a net debt position of $688 million.
Outlook for Fiscal Year 2008
The Company updated its fiscal 2008 annual outlook based on current expectations. The following represents “forward-looking statements” (as defined below).
•	The range for total revenue increases to $4.15 billion to $4.2 billion from the prior outlook of $4.05 billion to $4.1 billion. The new outlook reaffirms the Company’s original guidance of 3 to 4 percent growth in constant currency;

•	The range for GAAP earnings per share from continuing operations increases to $0.87 to $0.91 per share from the previous outlook of $0.75 to $0.81 per share and includes $35 million in charges from previously disclosed restructuring plans;

•	The range for Non-GAAP operating earnings per share increases to $1.06 to $1.10 per share compared to the previous outlook of $0.94 to $1 per share; and,

•	The full-year cash flow from operations outlook of $1.05 billion to $1.1 billion is reaffirmed. As previously stated, the Company expects a total of approximately $470 million in cash tax payments during the 2008 fiscal year compared to $296 million in tax payments paid in fiscal year 2007. On a pre-tax basis, the Company expects cash flow from operations to be $1.52 billion to $1.57 billion for the full year, representing annual growth of 11 to 15 percent compared to pre-tax cash flow last year.
The revenue and earnings per share projections are based on current exchange rates and assume no acquisitions.
The Company anticipates approximately 514 million shares outstanding at fiscal year-end and a weighted average diluted share count of approximately 542 million shares for the fiscal year. The Company also expects a full-year tax rate on non-GAAP net income of approximately 36 percent.
This press release and the accompanying tables should be read in conjunction with additional content that is available on the Company’s website, including a supplemental financial package and related slide presentation as well as a webcast that the Company will host at 5 p.m. ET today to discuss its second quarter fiscal year 2008 results. The webcast will be archived on the website. Individuals can access the webcast, as well as this press release and supplemental financial information, at http://ca.com/invest or listen to the call at 1-877-809-1564. International participants can listen to the call at 1-706-634-8757.
About CA
CA (NYSE:CA), one of the world’s largest information technology (IT) management software companies, unifies and simplifies the management of enterprise-wide IT. Founded in 1976, CA is headquartered in Islandia, N.Y., and serves customers in more than 140 countries. For more information, please visit http://ca.com.
Non-GAAP Financial Measures
This news release, the accompanying tables and the additional content that is available on the Company’s website, including a supplemental financial package, includes certain financial measures that exclude the impact of certain items and therefore have not been calculated in accordance with U.S.

generally accepted accounting principles (GAAP). Non-GAAP metrics for operating expenses, operating income, operating margin, income from continuing operations and diluted earnings per share exclude the following items: non-cash amortization of purchased software and other intangibles, charges for in-process research and development costs, and restructuring and other charges. Non-GAAP metrics for income from continuing operations and diluted earnings per share also excludes the interest on dilutive convertible bonds (the convertible shares, rather than the interest, are more dilutive, thus the interest is added back and the shares increased to calculate non-GAAP operating earnings). Full-year tax rate on non-GAAP income is provided based on the estimated effective annual tax rate on non-GAAP income. Non-GAAP adjusted cash flow excludes restructuring and other payments and SEC settlement payments. Free cash flow excludes capital expenditures. These non-GAAP financial measures may be different from non-GAAP financial measures used by other companies. Non-GAAP financial measures should not be considered as a substitute for, or superior to, measures of financial performance prepared in accordance with GAAP. By excluding these items, non-GAAP financial measures facilitate management’s internal comparisons to the Company’s historical operating results and cash flows, to competitors’ operating results and cash flows, and to estimates made by securities analysts. Management uses these non-GAAP financial measures internally to evaluate its performance and they are key variables in determining management incentive compensation. The Company believes these non-GAAP financial measures are useful to investors in allowing for greater transparency of supplemental information used by management in its financial and operational decision-making.
In addition, the Company has historically reported similar non-GAAP financial measures to its investors and believes that the inclusion of comparative numbers provides consistency in its financial reporting. Investors are encouraged to review the reconciliation of the non-GAAP financial measures used in this news release to their most directly comparable GAAP financial measures, which are attached to this news release.
Cautionary Statement Regarding Forward-Looking Statements
Certain statements in this communication (such as statements containing the words “believes,” “plans,” “anticipates,” “expects,” “estimates” and similar expressions) constitute “forward-looking statements.” A number of important factors could cause actual results or events to differ materially from those indicated by such forward-looking statements, including: the timing of orders from customers and channel partners may cause fluctuations in some of CA’s key financial metrics; changes to the compensation of CA’s sales organization and changes to CA’s sales coverage model and organization could adversely affect CA’s business, financial condition, operating results and cash flow; if CA does not adequately manage and evolve its financial reporting and managerial systems and processes, including the successful implementation of its enterprise resource planning software, its ability to manage and grow its business may be harmed; CA may encounter difficulty in successfully integrating acquired companies and products into its existing businesses; CA is subject to intense competition in product and service offerings and pricing and increased competition is expected in the future; if CA’s products do not remain compatible with ever-changing operating environments, CA could lose customers and the demand for CA’s products and services could decrease; CA may lose access to third party operating systems or certain third party software that CA uses in daily operations, either of which could delay product development and production; CA’s credit ratings have been downgraded and could be downgraded further which would require CA to pay additional interest under its credit agreement and could adversely affect CA’s ability to borrow; CA has a significant amount of debt; the failure to protect CA’s intellectual property rights would weaken its competitive position; CA may become dependent upon large transactions; CA’s sales to government clients subject it to risks, including early termination, audits, investigations, sanctions and penalties; general economic conditions may lead CA’s customers to delay or forgo technology upgrades; the market for some or all of CA’s key product areas may not grow; third parties could claim that CA’s products infringe their intellectual property rights or that CA owes royalty payments; fluctuations in foreign currencies could result in translation losses; CA has outsourced various functions to third parties and these arrangements may not be successful; and the other factors described in CA’s filings with the Securities and Exchange Commission. CA assumes no obligation to update the information in this communication, except as otherwise required by law. Readers are cautioned not to place undue reliance on these forward-looking statements that speak only as of the date hereof.
###
Copyright © 2007 CA. All Rights Reserved. One CA Plaza, Islandia, N.Y. 11749. All trademarks, trade names, service marks, and logos referenced herein belong to their respective companies.

Contacts:	Dan Kaferle	Carol Lu
	Public Relations	Investor Relations
	(631) 342-2111	(212) 415-6920
	daniel.kaferle@ca.com	carol.lu@ca.com

Table 1
CA, Inc.
Consolidated Condensed Statements of Operations
(in millions, except per share amounts)
(unaudited)

	Three Months Ended		Six Months Ended
	September 30,		September 30,
	2007	2006	2007	2006
Revenue:
Subscription revenue	$858	$762	$1,687	$1,501
Professional services	95	85	188	165
Maintenance	78	107	156	206
Software fees and other	36	33	61	64

Total revenue	1,067	987	2,092	1,936

Expenses:
Amortization of capitalized software costs	29	83	58	188
Cost of professional services	88	77	178	147
Selling, general and administrative	404	408	796	837
Product development and enhancements	174	178	345	357
Commissions, royalties and bonuses	88	72	163	143
Depreciation and amortization of other intangible assets	38	37	77	71
Other gains, net	(11)	(16)	(5)	(17)
Restructuring and other	13	58	25	69
Charge for in-process research and development costs	—	10	—	10

Total expenses before interest and income taxes	823	907	1,637	1,805

Income from continuing operations before interest and income taxes	244	80	455	131
Interest expense, net	13	12	27	20

Income from continuing operations before income taxes	231	68	428	111
Income tax expense	94	14	162	22

Income from continuing operations	137	54	266	89
Loss from discontinued operations, inclusive of realized loss on sale, net of income taxes	—	(1)	—	(1)

NET INCOME	$137	$53	$266	$88

Basic net income per share	$0.27	$0.09	$0.51	$0.16
Basic weighted average shares used in computation	512	560	518	564

Diluted net income per share (1)	$0.26	$0.09	$0.49	$0.15
Diluted weighted average shares used in computation (1)	537	584	544	588

(1)	Net income and the number of shares used in the computation of diluted EPS for all periods presented have been adjusted to reflect the dilutive impact of the Company’s 1.625 % Convertible Senior Notes and stock awards outstanding.

Table 2
CA, Inc.
Consolidated Condensed Balance Sheets
(in millions)
(unaudited)

	September 30,	March 31,
	2007	2007 (1)
Cash, cash equivalents and marketable securities	$1,890	$2,280
Trade and installment accounts receivable, net	256	443
Deferred income taxes — current	332	378
Other current assets	89	71

Total current assets	2,567	3,172

Installment accounts receivable, due after one year, net	286	331
Property and equipment, net	488	469
Purchased software products, net	181	203
Goodwill	5,355	5,345
Deferred income taxes — noncurrent	309	310
Other noncurrent assets	736	808

Total assets	$9,922	$10,638

Current portion of long-term debt and loans payable	$360	$11
Deferred subscription revenue (collected) — current	1,599	1,802
Financing obligations (collected) — current	51	63
Deferred maintenance revenue	174	193
Other current liabilities	1,174	1,654

Total current liabilities	3,358	3,723

Long-term debt, net of current portion	2,218	2,572
Deferred income taxes — noncurrent	7	20
Deferred subscription revenue (collected) — noncurrent	506	495
Financing obligations (collected) — noncurrent	43	39
Other noncurrent liabilities	290	99

Total liabilities	6,422	6,948

Common Stock	59	59
Additional paid-in capital	3,537	3,550
Retained earnings	2,016	1,780
Accumulated other comprehensive loss	(95)	(96)
Unearned compensation	(2)	(3)
Treasury stock	(2,015)	(1,600)

Stockholders’ equity	3,500	3,690

Total liabilities and stockholders’ equity	$9,922	$10,638

(1)	Certain balances have been adjusted and reclassified to conform to current period presentation.

Table 3
CA, Inc.
Consolidated Condensed Statements of Cash Flows
(in millions)
(unaudited)

	Three Months Ended
	September 30,
	2007	2006 (1)
OPERATING ACTIVITIES:
Net Income	$137	$53
Loss from discontinued operations, net of income taxes	—	(1)

Income from continuing operations	137	54

Adjustments to reconcile income from continuing operations to net cash provided by continuing operating activities:
Depreciation and amortization	67	120
Provision for deferred income taxes	170	(149)
Provision for bad debts	17	2
Non-cash stock based compensation expense and defined contribution plan	34	29
Non-cash charge for in-process research and development	—	10
Gain on sale of marketable securities	—	(14)
Foreign currency transaction gain, before taxes	(12)	(3)
Decrease in trade and current installment accounts receivable, net	151	89
Increase in noncurrent installment accounts receivable, net	(17)	(16)
Decrease in deferred subscription revenue (collected) – current	(176)	(151)
Decrease in deferred subscription revenue (collected) – noncurrent	(49)	(87)
Decrease in financing obligations (collected) – current	(1)	—
Increase in financing obligations (collected) – noncurrent	6	2
Decrease in deferred maintenance revenue	(22)	(35)
(Decrease) increase in taxes payable, net	(112)	130
(Decrease) increase in accounts payable, accrued expense and other	(6)	8
Restructuring and other, net	(7)	22
Changes in other operating assets and liabilities	13	(5)

NET CASH PROVIDED BY CONTINUING OPERATING ACTIVITIES	193	6

INVESTING ACTIVITIES:
Acquisitions, primarily goodwill, purchased software, and other intangible assets, net of cash acquired	(11)	(78)
Settlements of purchase accounting liabilities	(3)	(12)
Purchases of property and equipment	(32)	(22)
Proceeds from sale of assets	—	217
Proceeds from sale of marketable securities, net	1	32
Increase in restricted cash	(1)	—
Capitalized software development costs	(27)	(25)

NET CASH (USED IN) PROVIDED BY INVESTING ACTIVITIES	(73)	112

FINANCING ACTIVITIES:
Dividends paid	(21)	(23)
Purchases of common stock	—	(1,057)
Debt (repayments) borrowings, net	(2)	751
Debt issuance costs	(3)	—
Exercise of common stock options and other	5	14

NET CASH USED IN FINANCING ACTIVITIES	(21)	(315)

INCREASE (DECREASE) IN CASH AND CASH EQUIVALENTS BEFORE EFFECT OF EXCHANGE RATE CHANGES ON CASH	99	(197)
Effect of exchange rate changes on cash	60	(8)

INCREASE (DECREASE) IN CASH AND CASH EQUIVALENTS	159	(205)
CASH AND CASH EQUIVALENTS AT BEGINNING OF PERIOD	1,729	1,500

CASH AND CASH EQUIVALENTS AT END OF PERIOD	$1,888	$1,295

1.	Certain balances have been adjusted and reclassified to conform to current period presentation.

Table 4
CA, Inc.
Reconciliation of GAAP Results to Non-GAAP Income from Continuing Operations
(in millions, except per share data)
(unaudited)

	Three Months Ended		Six Months Ended
	September 30,		September 30,
	2007	2006	2007	2006
Total revenue	$1,067	$987	$2,092	$1,936

Total expenses before interest and income taxes	823	907	1,637	1,805

Income from continuing operations before interest and income taxes (1)	244	80	455	131
GAAP Operating Margin (% of revenue)	23%	8%	22%	7%

Non-GAAP operating adjustments:
Purchased software amortization	15	69	30	160
Intangibles amortization	16	14	34	27
Restructuring and other	13	58	25	69
Charge for in-process research and development costs	—	10	—	10

Total non-GAAP operating adjustments	44	151	89	266

Non-GAAP operating income before interest and taxes	288	231	544	397
Non-GAAP Operating Margin (% of revenue)	27%	23%	26%	21%

Interest expense, net	13	12	27	20
Interest on dilutive convertible bonds	(2)	(2)	(4)	(4)

Non-GAAP income from continuing operations before income taxes	277	221	521	381

Income tax provision (2)	104	68	189	124

Non-GAAP income from continuing operations	$173	$153	$332	$257

Non-GAAP diluted EPS(3)	$0.32	$0.26	$0.61	$0.44

Diluted weighted average shares used in computation (3)	537	584	544	588

(1)	See the Condensed Consolidated Statement of Operations in table 1 for a bridge from Income from continuing operations before interest and income taxes to Income from continuing operations.

(2)	Tax rate on non-GAAP income from continuing operations is provided based on the estimated effective annual tax rate on estimated non-GAAP income from continuing operations for the full year.

(3)	Non-GAAP income from continuing operations and the number of shares used in the computation of non-GAAP diluted EPS for all periods presented have been adjusted to reflect the dilutive impact of the Company’s 1.625 % Convertible Senior Notes and stock awards outstanding.
     Refer to the discussion of Non-GAAP measures included in the accompanying press release for additional information.

Table 5
CA, Inc.
Reconciliation of GAAP to Non-GAAP Operating Expenses
(in millions)
(unaudited)

	Three Months Ended		Six Months Ended
	September 30,		September 30,
	2007	2006	2007	2006
Total expenses before interest and income taxes	$823	$907	$1,637	$1,805

Non-GAAP adjustments:
Purchased software amortization	15	69	30	160
Intangibles amortization	16	14	34	27
Restructuring and other costs	13	58	25	69
Charge for in-process research and development costs	—	10	—	10

Total non-GAAP adjustments	44	151	89	266

Total non-GAAP operating expenses	$779	$756	$1,548	$1,539

     Refer to the discussion of Non-GAAP measures included in the accompanying press release for additional information.

Table 6
CA, Inc.
Reconciliation of GAAP Results to Non-GAAP Operating Results
(in millions, except per share data)
(unaudited)

	Three Months Ended		Six Months Ended
	September 30,		September 30
	2007	2006	2007	2006
GAAP diluted earnings per share	$0.26	$0.09	$0.49	$0.15

Non-GAAP adjustments, net of taxes

Purchased software and intangibles amortization	0.04	0.09	0.08	0.21
Restructuring and other charges	0.02	0.06	0.03	0.07
Charge for in-process research and development costs	—	0.01	—	0.01
Non-GAAP effective tax rate adjustments (1)	—	0.01	0.01	—

Diluted non-GAAP earnings per share	$0.32	$0.26	$0.61	$0.44

(1)	Tax rate on non-GAAP income from continuing operations is provided based on the estimated effective annual tax rate on estimated non-GAAP income from continuing operations for the full year.
     Refer to the discussion of Non-GAAP measures included in the accompanying press release for additional information.

Table 7
CA, Inc.
Reconciliation of Projected GAAP Results to
Projected Non-GAAP Operating Results
(in millions, except per share data)
(unaudited)

	Fiscal Year Ending
	March 31, 2008

Projected GAAP EPS from continuing ops. range	$0.87	to	$0.91

Non-GAAP adjustments from continuing operations, net of taxes
Purchased software and intangibles amortization	0.14		0.14
Restructuring and other charges(1)	0.04		0.04
Impact from convertible senior notes	0.01		0.01

Projected diluted non-GAAP operating EPS range	$1.06	to	$1.10

(1)	Reflects estimated total restructuring and other charges of $35 million for fiscal year 2008. The actual amount incurred may differ from this amount.
     Refer to the discussion of Non-GAAP measures included in the accompanying press release for additional information

Table 8
CA, Inc.
Reconciliation of Projected Cash Flow from Operations
(in millions, except per share data)
(unaudited)

	Projected Range for			Fiscal Year
	Fiscal Year Ending			Ending
	March 31, 2008			March 31, 2007

Cash flow from operations	$1,050	to	$1,100	$1,068

Cash paid for income taxes	470		470	296

Cash flow from operations before income taxes	$1,520	to	$1,570	$1,364